FOR IMMEDIATE RELEASE
NYSE WITHDRAWS DELISTING DETERMINATION FOR VERSO
Verso Must Meet New Reduced Continued Listing Standard
MEMPHIS, Tenn. (December 20, 2013) - Verso Paper Corp. (NYSE:VRS) announced today that the New York Stock Exchange has withdrawn its prior determination announced on June 25, 2013, to delist Verso’s common stock due to Verso’s average market capitalization being less than $75 million. This action, in turn, makes it unnecessary for Verso to move forward on its request that the NYSE’s delisting determination be reviewed by a committee of its board of directors. As a result, Verso’s review hearing scheduled for February 6, 2014, has been cancelled.
The NYSE took these favorable actions as a result of its adoption on December 10, 2013, of a uniform continued listing standard encompassing average market capitalization that is applicable to all listed companies, including Verso. Under the new standard, a company is considered “below criteria” by the NYSE if the company’s average market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its total stockholders’ equity is less than $50 million.
The NYSE also has notified Verso that it is below criteria as to the new continued listing standard. In accordance with the NYSE’s rules, within the next 45 days Verso intends to submit to the NYSE a plan to regain compliance with the continued listing standard. If Verso’s compliance plan is accepted, the NYSE will allow Verso a period of up to 18 months, measured from August 21, 2013, the date on which Verso first fell below compliance with the standard, in which to regain compliance. In the meantime, Verso’s common stock will continue to be traded on the NYSE, subject to ongoing monitoring by the NYSE and Verso’s compliance with all other applicable NYSE requirements.
Finally, as previously disclosed on August 20, 2013, Verso remains below criteria with respect to the NYSE’s separate continued listing standard requiring that the average closing price of Verso’s common stock be at least $1.00 per share over a consecutive 30 trading-day period. To maintain its NYSE listing under this standard, Verso has until February 14, 2014, subject to extension, in which to bring the closing share price and the average closing share price of its common stock back above $1.00.

About Verso
Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on its website at www.versopaper.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

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Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:
Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T    901-369-4128
E    robert.mundy@versopaper.com
W    www.versopaper.com

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